Results of Shareholder Meeting (Unaudited)
At a special meeting of shareholders of MFS Government Securities Fund, which was held on October 19, 2001, the following actions were taken:
Item 1.Trustees of the fund were elected as follows:
Nominee
Number of Shares
For
Withhold
Authority
Jeffrey L. Shames 56,189,577.838 793,417.633
John W. Ballen 56,195,475.851 787,519.620
Lawrence H. Cohn 56,180,132.312 802,863.159
J. David Gibbons 56,184,121.702 798,873.769
William R. Gutow 56,196,320.922 786,674.549
J. Atwood Ives 56,196,548.852 786,446.619
Abby M. O'Neill 56,190,637.546 792,357.925
Lawrence T. Perera 56,195,062.943 787,932.528
William J. Poorvu 56,189,550.838 793,444.633
Arnold D. Scott 56,196,817.120 786,178.351
J. Dale Sherratt 56,193,576.608 789,418.863
Elaine R. Smith 56,191,795.166 791,200.305
Ward Smith 56,207,596.739 775,398.732
Item 2.The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 51,231,926.476
Against 1,003,605.913
Abstain 1,567,961.914
Broker Non-votes 7,774,790.000
Item 3.The amendment or removal of certain fundamental investment policies. Number of Shares
For 45,174,513.694
Against 1,031,547.723
Abstain 1,720,069.054
Broker Non-votes 9,056,865.000
Item 4.The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 54,604,425.297
Against 803,039.970
Abstain 1,575,530.204
Item 5.To approve a new management fee.
Number of Shares
For 42,455,531.244
Against 3,835,905.615
Abstain 1,634,693.612
Broker Non-votes 9,056,865.000
Item 6.The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending February 28, 2002.
Number of Shares
For 55,630,554.662
Against 409,735.296
Abstain 942,705.513